Execution Version

Exhibit 10.26

REVENUE SHARING AGREEMENT

This Revenue Sharing Agreement (the “Agreement”), dated June 6, 2009, is entered into by INFINITY ENERGY RESOURCES, INC. (“Assignor”) and Stanton E. Ross (“Ross”), Leroy C. Richie (“Richie”) and Daniel E. Hutchins (“Hutchins”) (the “Assignees”).  Assignor and the Assignees are collectively referred to as the “Parties.”

RECITALS

WHEREAS, the Assignor has an interest in certain oil and gas concessions in the Tyra and Perlas Blocks, off shore Nicaragua, as more specifically defined in Exhibit A attached hereto (the “Concessions”);

WHEREAS, the Assignees are directors and/or officers of the Assignor and have provided services to the Assignor without compensation for a substantial period of time and Assignor desires to compensate the Assignees with such services;

WHEREAS, the Assignees who are directors of the Assignor are interested parties in the transaction and have approved the transaction, they have determined that such terms are fair and in the best interests of the Assignor.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.           Assignment.  Assignor hereby assigns unto the Assignees an amount equal to the revenue derived from one percent (1%) of 8/8ths of Assignor’s share (the “RSP”) of the hydrocarbons produced at the wellhead from the Concessions. The RSP shall bear its proportionate share of all costs incurred to deliver the hydrocarbons to the point of sale to an unaffiliated purchaser, including without limitation, its share of production, severance and similar taxes, as well as its share of all costs of gathering, treating, compressing, dehydrating and processing produced hydrocarbons (or otherwise rendering the same marketable) and transporting the same to the point of sale.  Assignor will employ the accounting procedures and standards in the 2005 COPAS Accounting Procedure in calculating the RSP.  Assignor shall pay the RSP to the Assignees on or before the last day of each month based on the revenue received by Assignor during the previous month from the purchaser of the production from the Concessions.  The RSP shall be reduced in proportion to any reduction in Assignor’s interest in the Concessions. For example, if Assignor’s revenue from the Concessions is reduced by 80%, whether through sales or transfers of interest in the Concessions to third parties or otherwise, the RSP of the Assignees shall be equal to 1% multiplied by the remaining 20%, or 0.002 of the revenue that Assignor derives from the Concessions.

2.           Interest in Concessions. The Parties expressly agree that this Agreement does not create any rights in the Concessions, but rather is an interest in the revenue derived from the Concessions.  No obligation, express or implied, shall arise by reason of the RSP that obligates Assignor to maintain or develop either of the Concessions.  All operations under the Concessions shall be solely at the discretion of Assignor.

3.           Audit Rights.  The Assignees, upon notice in writing to Assignor, shall have the right to audit Assignor’s accounts and records relating to the RSP (the “Audit Rights”) for any calendar year within the twenty-four (24) month period following the end of such calendar year.  Assignor shall bear no portion of the Assignees’ audit cost, and the audits shall not be conducted more than once each year without prior approval of Assignor.

4.           Ownership of RSP. The Assignees shall own the RSP as tenants in common in the following percentages:  Ross - forty percent (40%); Hutchins - thirty-five percent (35%); and Richie - twenty-five percent (25%). Assignor shall pay each Assignee’s portion of the RSP to each Assignee in such percentages at the Assignee’s direction.

5.           Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following:

(i)	Execution of a fourth Forbearance Agreement with Amegy Bank that consents to this Agreement; and

(ii)	Approval of this Agreement by the holders of a majority in interest of Offshore, LLC.

6.           Subordination of RSP.  Assignor’s obligation to pay and Assignees' right to receive the RSP under this Agreement shall be subordinated to the following:

(i)	Payment of Assignor’s obligation to Amegy Bank in full;

(ii)	Payment in full of Assignor’s outstanding obligations to third party vendors; and

(iii)	Repayment of the promissory note of Offshore Finance, LLC.

7.           Counterparties.  This Agreement may be executed in several counterparts, all of which are identical.  All of such counterparts together shall constitute one and the same instrument.

8.           Term. This Agreement shall commence on the date first above written and terminate upon Assignor’s sale or transfer of its right, title and interest in and to the Concessions, including its right to receive distributions from operation or sale of the Concessions.

9.           Benefit. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties and to the legal representatives, heirs, successors and permitted the assigns of the Assignees.

10.         Assignment of RSP.  This Agreement shall be not be assignable or transferable by the Assignor without the prior written consent of Assignees. The respective interests of the Assignees in the RSP under this Agreement are assignable and transferrable by any of the Assignees in whole or in part, provided that the transferee agrees to be bound by each and every provision of this Agreement. The Parties shall amend this Agreement to effect the Assignees transfers or assignments of their RSP interests.

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11.         Entire Agreement.  This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

12.         Governing Law.  This Agreement will be governed by, construed, interpreted and applied in accordance with the laws of the State of Kansas, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.  All disputes arising out of or related to the interpretation or enforcement of this Agreement shall be fully and finally resolved under Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with those rules.  The arbitration proceeding shall take place in Overland Park, Kansas, or any such other location as the Parties may mutually agree, and shall be conducted in the English language.  The arbitration award shall be final and binding on the Parties.  A Party may enter judgment upon the award in any court of appropriate jurisdiction upon application thereto.

13.         Confidentiality.  The Parties agree that this Agreement and its contents shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of Assignor.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date and year first above written.

ASSIGNOR:

INFINITY ENERGY RESOURCES, INC.

Stanton E. Ross
Its Chief Executive Officer

Daniel F. Hutchins
Its Chief Financial Officer

ASSIGNEES:

Stanton E. Ross

Daniel F. Hutchins

Leroy C. Richie

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